Exhibit 10.1

May 16, 2017

Mr. Tom Allen
c/o Inseego Corp.
9605 Scranton Road, Suite 300
San Diego, CA 92121

RE: Offer of Employment at Inseego Corp.

Dear Tom,

It is my pleasure to make you the following offer of employment with Inseego Corp. (“Company”), as Executive Vice President, Chief Financial Officer. This is an exempt role and full time position. In this position, you will report to me as CEO, with a start date of May 16, 2017.

Compensation:  You will receive a semi-monthly salary in the amount of USD $15,275 paid in accordance with our normal payroll procedures, including taxes and standard payroll deductions. Standard hours of work will be 40 hours per calendar week. On a weekly basis you will submit a recap of hours worked the prior week with time accounted in increments of 15 minutes (quarters of an hour). To the extent such log reflects that you worked over 40 hours per week during such week, then you will be further compensated for all additional hours over 40 hours at a rate of $235 per hour (subject to taxes and standard payroll deductions). Time spent commuting to and from the Company’s headquarters will be separately compensated as set forth below, and will not be reflected in the time log as hours worked, but will be separately billed as commuting time.

Company Bonus: You will not be eligible to participate in the Inseego Corp. Company Bonus Plan.

Work Location, Commuting and Expenses: You will work at the Company’s headquarters in San Diego, California an average of three days per week. The remaining days you may work from your home office or such other location as mutually agreed with the Company. On the days you travel to/from the Company’s headquarters, you shall be paid (a) $100 per hour for travel time between your residence and the Company, plus (b) reimbursement, at the IRS rate, for the mileage between your residence and the Company. You shall receive no other travel expenses on those dates. You shall also be reimbursed for reasonable lodging expenses in San Diego incurred from time to time in the performance your duties in accordance with the Company's written travel and expense reimbursement policies and procedures. The Company shall reimburse you for your other reasonable business expenses incurred in connection with your duties, provided that the Company has pre-approved such expenses in advance in writing (which may include e-mail) and provided further that you submit reasonable documentation in accordance with the Company's standard expense reimbursement policy.

Benefits: You will be eligible to participate in the Company’s benefit plans consisting of medical, dental, vision, short-term and long-term disability, term life insurance and accidental death and dismemberment insurance. If you elect to participate in the Company’s medical, dental and vision plans, the Company shall deduct the total costs of those plans from the commuting and mileage reimbursements due you per the previous paragraph. You also will be eligible to participate in the Company’s 401 (k) plan and, if available, the Inseego Employee Stock Purchase Plan, subject to its terms and conditions. You will receive more information about these programs, including eligibility, at New Hire Orientation.

Unlike most regular full-time employees, you will not be eligible for any Paid Time Off (PTO) and you will not receive “paid time off” for Company holidays or shut-downs.

Restricted Stock Units:  You will be awarded Restricted Stock Units (RSUs) for shares of Inseego Common Stock pursuant to the Inseego stock incentive plan (the “Plan”). The exact number of shares subject to such RSUs will be calculated as $70,000 of our common stock based on the closing price of the Company’s stock on the date of this agreement, rounded down to the nearest whole share. These RSUs will vest in full on August 16, 2017, subject to your continued employment through such date. In the event your employment is terminated by the Company for cause or if you voluntarily resign prior to August 16, 2017, then on the date of such termination a number of shares shall vest based on the following formula: Number of days between May 16 and date of termination, divided by 92, multiplied by the total number of RSUs granted hereunder. If you are terminated by the Company for any reason other than for cause, all of the RSUs shall vest on your termination date. The grant of these RSUs, and the corresponding shares issuable upon vesting of these RSUs, will be subject to the terms and conditions of the Plan and the underlying stock award agreement.

For the sake of clarity, disposing of the underlying shares issued in connection with these RSUs would be subject to the Company’s Insider Trading Policy which will be made available to you shortly following the commencement of your employment.

General Requirements: You will be required to sign an Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement with the Company on the commencement date of your employment. We also will ask you certify to us that accepting employment at the Company or performing your duties at the Company as outlined will not be a violation of any agreement or understanding you may have with a prior employer or party. In addition, you will be required during your employment to abide by the Company’s Code of Business Conduct and Ethics and customary employment policies and procedures that apply to all Company employees. The Code and related business and employment practices, which will be presented to you during the first few weeks of your employment with the Company, address numerous topics, including but not limited to, prohibitions on (i) sexual harassment, (ii) trading in the Company’s securities at certain times and (iii) working for, or consulting to, other employers or parties while you are employed by the Company.

This offer of employment is contingent upon verification you may legally work in the U.S., consistent with the requirements of the Immigration Reform and Control Act (“IRAC”). In this regard, on your first day of employment, you will be asked to provide the Company with the required form(s) of work authorization and identification required by the U.S. Citizenship and Immigration Services (USCIS).

Please note your employment at the Company is employment at will, which means that either you or the Company can terminate your employment at any time with or without cause or advance notice. Notwithstanding the foregoing, unless terminated for cause, the Company will provide you a minimum of thirty (30) days written notice prior to the effective date of terminating you. By signing below, you agree that no other promises or material terms of employment have been offered to you other than as set forth herein and that this offer letter may be modified or supplemented only in writing, manually signed by both you and the Chief Executive Officer.

If you have any questions about the above information, please feel free to contact me. I look forward to working with you as a member of the Inseego team.

Sincerely,	I accept the offer, as stated.

/s/ Sue Swenson	/s/ Tom Allen	May 16, 2017
Sue Swenson CEO	Tom Allen	Date